BARNETT & LINN
ATTORNEYS AT LAW
60 Kavenish Drive • Rancho Mirage, CA 92270
www.barnettandlinn.com
WILLIAM B. BARNETT		TELEPHONE: 818-436-6410
Attorney/Principal		wbarnett@wbarnettlaw.com

October 29, 2025

Board Of Directors

Amplara Corporation

1309 Coffeen Avenue, Ste 1200

Sheridan, Wyoming 82801

Attention: Perez Gutierrez Damaris Jamilette, Director

Re:       Amplara Corporation

Dear Mr. Garcia:

Re:	Amplara Corporation
Registration Statement on Form S-1 (as filed with the SEC on the date hereof)

Mr. Garcia:

We act as counsel to Amplara Corporation, a Wyoming corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of up to 4,500,000 shares of Common Stock, par value 0.001 per share, of the Company (the “Shares”) as further described in the Registration Statement. The Share as the “Securities”. We understand that the Shares are being offered in a self-underwritten public offering by the Company on a best-efforts basis.

For the purpose of rendering this opinion, we examined originals or copies of such documents as deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the laws applicable to the State of Wyoming. Further, our opinion is based solely on existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may come to our attention after the date hereof.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement becomes and remains effective, and the Prospectus which is a part of the Registration Statement (the “Prospectus”), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion; (b) the Securities will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto; and (c) all offers and sales of the Securities will be made in compliance with the securities laws of the states having jurisdiction thereof, we are of the opinion that (i) the Securities have been duly authorized and (ii) when the Shares are issued and paid for in accordance with and in the manner described in prospectus set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent in writing to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we fall within the category of persons for whom consent is required under Section 7 of the Securities Act or the SEC's rules and regulations.

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used, circulated, quoted, or relied upon for any other purpose. This opinion is given as of the date set forth above, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may occur.

Very truly yours, BARNETT & LINN ________________________________
William B. Barnett

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